Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Agreement”) is entered into by and between Julia Leib (“Leib”) and Lisa Thompson (“Thompson”), individually and on behalf of the certified class described below, on the one hand, and Rex Energy Operating Corp., a Delaware corporation (“Rex Energy”), and PennTex Resources Illinois, Inc., a Delaware corporation (“PennTex”), on the other hand. Rex Energy and PennTex are, where appropriate, collectively referred to below as the “Settling Defendants” or “Defendants.”

RECITALS

WHEREAS, Leib owns property located at RR1, Box 172, Bridgeport, Illinois;

WHEREAS, Thompson owns property located at 744 Adams Street, Bridgeport, Illinois;

WHEREAS, PennTex owns, and Rex Energy manages, numerous oil wells and related equipment and production facilities in and around Bridgeport, Illinois and Petrolia, Illinois;

WHEREAS, on October 17, 2006, Leib and Thompson, as plaintiffs, filed a putative class action lawsuit against Defendants in the United States District Court for the Southern District of Illinois styled Leib, et al. v. Rex Energy Operating Corp., et al., Case No. 3:06-cv-802-JPG-CJP (the “Lawsuit”). In the Lawsuit, Leib and Thompson are represented by The Collins Law Firm, P.C. and Varga Berger Ledsky Hayes & Casey, a Professional Corporation (collectively “Class Counsel”);

WHEREAS, in their Second Amended Complaint in the Lawsuit, Leib and Thompson asserted claims against the Settling Defendants under the federal Resource Conservation and Recovery Act, the Illinois Environmental Protection Act, as well as common law claims sounding in negligence, trespass, nuisance and willful and wanton misconduct, all based on the allegation that hydrogen sulfide (“H2S”) released as a result of the Settling Defendants’ operations had contaminated and otherwise negatively impacted properties in Bridgeport and Petrolia, Illinois;

WHEREAS, the Settling Defendants have filed answers to the Second Amended Complaint, denying any wrongdoing or liability on Plaintiffs’ claims and asserting various affirmative and other defenses;

WHEREAS, subsequent to the filing of the Lawsuit, the United States of America and the State of Illinois on April 4, 2007 filed suit against Settling Defendants in the United States District Court for the Southern District of Illinois, in an action styled United States of America, et al. v. PennTex Resources Illinois, Inc., et al., Case No. 3:07-cv-241-DHR (the “EPA Lawsuit”). Plaintiffs in the EPA Lawsuit asserted federal and state law claims against Rex Energy and PennTex seeking injunctive relief concerning H2S emissions in the “Lawrence Wellfield,” an area encompassing all of Bridgeport and Petrolia, Illinois;

WHEREAS, on April 4, 2007, Settling Defendants entered into a certain Consent Decree (the “Consent Decree”) with the United States Environmental Protection Agency and the Illinois Environmental Protection Agency, under which Settling Defendants agreed, without any admission of wrongdoing or liability, to implement measures to lessen and control H2S emissions in the Lawrence Wellfield, and to monitor H2S emissions and report them to USEPA. The Consent Decree was filed with and subsequently entered by the court in the EPA Lawsuit. Since the entry of the Consent Decree, which remains in effect as of the date of this Agreement, Settling Defendants have spent millions of dollars implementing pollution control measures, monitoring H2S emissions, and taking other actions required by or related to the Consent Decree;

WHEREAS, on February 26, 2009, the Court in the Lawsuit entered a certain Memorandum and Order (the “Certification Order,” a copy of which is attached hereto as Exhibit 1) certifying a class consisting of all persons and non-governmental entities that currently own property within specified geographic boundaries in Bridgeport and Petrolia, Illinois (the “Class”). The geographic boundaries of the Class (the “Class Area”) are specified in the Certification Order at pp. 3 and 4, and are incorporated herein by reference. The Certification Order granted class certification on all of Plaintiffs’ claims in the Lawsuit except for those aspects of Plaintiffs’ claims which sought establishment on a class-wide basis of a medical monitoring fund. Thus, following the Certification Order, Plaintiffs’ individual claims seeking medical monitoring relief remained in the Lawsuit, but no such claims remained in the case on behalf of the Class;

WHEREAS, following the entry of the Certification Order, a written Notice of Pendency of Class Action (the “Class Notice”) was approved by the Court in the Lawsuit. Class Counsel caused the Class Notice to be mailed to the Class and also published the Class Notice over the course of three consecutive weeks in the Bridgeport Leader, a newspaper published and distributed throughout the Class Area. The Class Notice advised all members of the Class of the entry of the Certification Order. The Class Notice also advised all members of the Class of their right to opt out of the Class and set forth the procedures that were to be followed by any person desiring to be excluded from the Class. The persons listed on Exhibit 2 hereto timely excluded themselves from the Class and thus are not members of the Class, nor are they bound by the terms of this Agreement;

WHEREAS, on December 8, 2009, the parties hereto engaged in a private mediation conducted by a retired state court judge, James M. Radcliffe. At this mediation, the parties reached an agreement in principle to settle and resolve the Lawsuit, subject to court approval and on the terms and conditions set forth in this Agreement; and

WHEREAS, based upon the uncertainty and expense involved in litigation, the parties hereto desire to settle the claims asserted in the Lawsuit, subject to court approval, on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party to the other, IT IS HEREBY STIPULATED AND AGREED, by and between Leib and Thompson, individually and on behalf of the Class, and Settling Defendants, that the Lawsuit shall be compromised and settled, on a class-wide basis and subject to court approval, on the terms and conditions set forth below.

TERMS AND CONDITIONS

1. Purpose of Settlement. This Agreement shall not be construed by anyone as an admission of any liability of any kind by the Settling Defendants, which liability is expressly denied, and shall not be construed by anyone as an admission of any allegation made against either of them in the Lawsuit. This Agreement is being entered into by the Settling Defendants solely to settle and compromise any and all disputes within the scope of this Agreement between or among the Settling Defendants and the Class, Leib and Thompson, as described more fully herein.

2. Investigation and Remediation of the Class Area. The Settling Defendants shall perform such investigation and remediation concerning the Class Area as is required under the terms of the Consent Decree, and subsequent amendments and modifications thereto.

3. Payment to the Class. Within five (5) business days of the Effective Date (as that term is defined below in Paragraph 12 of this Agreement), the Settling Defendants shall jointly pay the Class the total amount of One Million Nine Hundred Thousand Dollars ($1,900,000.00) (the “Settlement Funds”). The payment of the Settlement Funds shall be made by one or more wire transfers to a trust account designated by Class Counsel.

4. Distribution of the Settlement Funds.

A. Attorneys’ Fees and Expenses. Subject to court approval, Class Counsel shall receive Six Hundred Thirty Three Thousand Dollars ($633,000.00), approximately one-third of the Settlement Funds, in attorneys’ fees. In addition, subject to court approval, Class Counsel shall receive from the Settlement Funds reimbursement in full for all costs and expenses they have to date reasonably incurred in connection with the Lawsuit and will reasonably incur in the future in connection with the implementation of this settlement. Class Counsel shall be entitled to these payments by deducting these amounts from the Settlement Funds upon receipt thereof. The Settling Defendants shall not oppose Class Counsel’s request for payment of attorneys’ fees and costs and expenses in these amounts.

B. Class Representative Payments. In consideration of their assumption and diligent performance of the duties and responsibilities of class representatives, the extensive time and effort they expended in connection with the Lawsuit, and the broader release of individual medical monitoring claims Leib and Thompson are providing to the Settling Defendants in Paragraph 6 below, Leib and Thompson shall each receive Twenty-Five Thousand Dollars ($25,000.00) of the Settlement Funds. These class representative payments are in addition to the amounts Leib and Thompson are each entitled to receive as a Class Member, as specified below in Paragraph 4(C) of this Agreement.

C. Payments to the Class. The Class shall receive the balance of the Settlement Funds (the “Class Payments”) remaining following payment of 1) the attorneys’ fees and expenses to Class Counsel pursuant to Paragraph 4(A) above and 2) the class representative payments pursuant to Paragraph 4(B) above. The Class Payments shall be equally divided amongst all members of the Class (one share for each property owned) who timely submit the Claim Form attached hereto as Exhibit 3. The Claim Form shall be mailed to the Class and published in the Bridgeport Leader newspaper along with the Settlement Notice (as that term is defined in Paragraph 7 below). Class Counsel shall distribute the Class Payments to the Class promptly upon receipt of the Settlement Funds and, following completion of same, shall file a certificate with the Court in the Lawsuit attesting that the Class Payments have been distributed to the Class as provided for in this Agreement.

5. Release by the Class.

A. Each member of the Class, including Leib and Thompson, on their own behalf and on behalf of their predecessors, successors, heirs, estates, executors, administrators, trusts, trustees, beneficiaries, assigns, transferees, attorneys and representatives (collectively, the “Releasing Parties”), hereby release, acquit and forever discharge Rex Energy and PennTex, and their past, present, and future officers, directors, agents, attorneys, employees, shareholders, stockholders, members, partners, successors, predecessors, assignees, parents, divisions, subsidiaries, insurers, sister corporations and affiliates, including, without limitation, Rex Energy Corporation, Rex Energy I, LLC, Rex Energy III, LLC, Rex Energy II Limited Partnership, Rex Energy II Alpha Limited Partnership, Rex Energy IV, LLC, PennTex Resources, L.P., Penn Tex Energy, Inc., R.E. Gas Development, LLC, and Rex Energy Marketing, LLC , and each of their respective officers, directors, agents, attorneys, employees, shareholders, stockholders, members, partners, successors, predecessors, assignees, parents, divisions, subsidiaries, affiliates, sister corporations and insurers (collectively the “Released Parties”), from and against all Claims (as such term is hereinafter defined) that in any way arise from or relate to, directly or indirectly, H2S or other environmental conditions in the Class Area which were the subject of, or could have been the subject of, the claims, causes of action and remedies asserted by Plaintiffs in the Lawsuit, including, but not limited to, any damage to real or personal property, diminution in property value, or damages associated with odors of any kind or nature, in any way related to or based upon the presence in the Class Area of H2S or other contaminants. The Releasing Parties acknowledge and agree that the above release shall include a release of all Claims against the Released Parties related to the presence in the future of H2S in the Class Area or other environmental conditions in the Class Area, provided that the Settling Defendants substantially comply with all existing obligations under the Consent Decree and any future H2S emission standard, rule, or regulation issued to the Settling Defendants by the by the United States Environmental Protection Agency or Illinois Environmental Protection Agency relating to the Settling Defendants’ emissions of H2S in the Class Area. The Releasing Parties further acknowledge and agree that the above release also includes a waiver and release of rights to assert any Claim in the nature of a class action claim for medical monitoring against the Released Parties that in any way arises from or relates to, directly or indirectly, exposure to H2S or other environmental conditions in the Class Area, whether such claims arise under state or federal law.

B. For purposes of this Agreement, the term “Claims” means all existing, known and unknown claims, demands and causes of action, pending or threatened, and asserted or unasserted, of any of the Releasing Parties against any of the Released Parties for all existing, known and unknown damages, injuries and remedies. Under this definition, the term “Claims”

includes, but is not limited to, all claims, demands, lawsuits, debts, accounts, covenants, agreements, actions, cross-actions, liabilities, obligations, losses, costs, expenses, remedies and causes of action of any nature, whether in contract or in tort, or based upon fraud or misrepresentation, breach of duty or common law, or arising under or by virtue of any judicial decision, statute or regulation, for past, present, known and unknown injuries, property or economic damage, and all other losses and damages of any kind, including but not limited to the following: all actual damages; all claims for injunctive relief, including injunctive remedies under RCRA, all exemplary and punitive damages; all penalties of any kind, including without limitation any tax liabilities or penalties; damage to business reputation; lost profits or good will; consequential damages; damages ensuing from loss of credit; and pre-judgment and post-judgment interest, costs and attorney’s fees. This definition further includes, but is not limited to, all elements of damages, all remedies, and all claims, demands, and causes of action that are now recognized by law or that may be created or recognized in the future in any manner, including, without limitation, by statute, regulation or judicial decision.

C. Notwithstanding any provision contained herein to the contrary, this Agreement does not release, preclude or limit in any way (and does not preclude or limit in any way any of the Settling Defendants’ claims or defenses to any such preserved claims or allegations) any of the following types of claims or allegations, all of which are expressly excluded from the definition of the term “Claims” in Paragraph 5(B) above and are outside of the scope of Claims released in Paragraph 5(A) above:

(a) any individual claim or allegation of any member of the Class against the Settling Defendants (except for claims or allegations of Leib and Thompson, which are released pursuant to Paragraph 6 hereof) for medical monitoring that arises from or relates to exposure to H2S or other environmental conditions in the Class Area;

(b) any individual claim or allegation of any member of the Class (including claims or allegations of Leib and Thompson) against the Settling Defendants alleging sickness, disease or death caused by exposure to H2S or other substances alleged to have been released or present in the Class Area; or

(c) in the event the Settling Defendants or their contractors perform environmental investigation or remediation in the Class Area after the date this Agreement is signed, any individual claims of any member of the Class against the Settling Defendants (including claims or allegations of Leib and Thompson) for any physical damage to real or personal property in the Class Area which is caused by such future investigation or remediation work.

6. Release of Individual Medical Monitoring Claims by Leib and Thompson. In addition to the release of claims specified above in Paragraph 5, Leib and Thompson (but not the other members of the Class), on their own behalf and on behalf of their respective heirs, estates, executors, administrators, trusts, trustees, beneficiaries, assigns, transferees, attorneys and representatives, further release the Released Parties from and against any and all Claims for medical monitoring, whether such claims arise under state or federal law. In consideration for this further release by Leib and Thompson of their individual medical monitoring claims (which claims are not being released by any other Class members), the Settling Defendants agree to permanently close, seal and cap the three inactive wells on the Leib property (identified by Defendants’ well numbers CL Lewis #45 (API# 121010135400), CL Lewis #56 (API# 121013011900) and CL Lewis #60 (API# 121013127200)), and the one inactive well adjacent and to the west of the Thompson property (identified by Defendants’ well number S Booe #58 (API# 121010552900)), which wells were previously taken out of production by the Settling Defendants on a temporary basis.

7. Notice to the Settlement Class. Pursuant to Federal Rule of Civil Procedure 23, all members of the Class shall receive notice of this settlement. The parties agree that, under the circumstances of this case and its settlement, members of the Class (who previously were afforded an opportunity to exclude themselves from this class action proceeding) should not, under Federal Rule 23(e)(4), be afforded a second opportunity for exclusion, but rather should solely have the right to object to the settlement. No later than thirty (30) days after the date upon which the Court enters the Preliminary Approval Order (as that term is defined in Paragraph 9 below), Class Counsel shall cause the Notice of Proposed Class Settlement (the “Settlement Notice,” a copy of which is attached hereto as Exhibit 4) to be 1) delivered via US Mail to all known and valid property addresses within the Class Area and 2) published in the Bridgeport Leader newspaper over the course of the three weeks following the mailing of the Settlement Notice to the Class. The parties agree that distribution and publication of the Settlement Notice in this manner constitutes the best notice practicable under the circumstances to members of the Class, and complies fully with the provisions set forth in Federal Rule of Civil Procedure 23, and any and all substantive and procedural due process rights guaranteed by the United States Constitution and any other applicable law. The parties also agree that the Settlement Notice sufficiently notifies the Class of the terms of the proposed settlement, their right to claim funds under the settlement, their right to object to the settlement, and the deadlines and procedures to object to the settlement or claim settlement funds.

8. Notice to the Appropriate Federal and State Officials. Within five (5) business days of the entry of the Preliminary Approval Order, the Settling Defendants shall provide the notice to appropriate Federal and State officials required by the Class Action Fairness Act, 28 U.S.C. §1715.

9. Necessary Court Approvals. This Agreement is conditioned on 1) the entry of an order granting preliminary approval to the settlement substantially in the form as attached hereto as Exhibit 5 (the “Preliminary Approval Order”), and 2) the entry of an order granting final approval to this settlement and providing for the dismissal of the Lawsuit with prejudice, substantially in the form attached hereto as Exhibit 6 (the “Final Approval Order”).

10. Event of Non-Approval. In the event that the Court denies preliminary or final approval of this Agreement, or holds that it will not enter 1) the Preliminary Approval Order in substantially the same form as Exhibit 5 to this Agreement, or 2) the Final Approval Order in substantially the same form as Exhibit 6 to this Agreement, or if the Final Approval Order is modified in any material respect or vacated on appeal, then this Agreement shall become null and void and the Lawsuit will continue.

11. Waiver of Appeal. In the event that this Agreement receives final approval by the Court in the Lawsuit, the parties hereto waive any right to appeal from any of the orders entered in the Lawsuit, including the Certification Order, the Preliminary Approval Order or the Final Approval Order.

12. Effective Date. This Agreement shall become effective (the “Effective Date”) thirty (30) days after the Court has entered the Final Approval Order. In the event that any person or entity contests the final approval of this Agreement, the Effective Date of this Agreement shall be the date following the entry of the Final Approval Order on which the time has expired within which to appeal the entry of the Final Approval Order without any appeal having been taken, or, if appeal is taken, the date on which such appeal shall have been fully determined (subject to no further appeal) by the highest court before which such appeal is sought or allowed, and such appeal shall have been resolved in such manner as to permit the consummation of the settlement effected by this Agreement in accordance with all of its terms and conditions.

13. Choice of Law. This Agreement shall be governed and interpreted according to the laws of the State of Illinois, without regard to principles of conflicts of laws that might apply laws of any other jurisdiction.

14. Entire Agreement. This Agreement represents the entire agreement between the parties and there are no terms, representations, agreements, understandings or covenants, oral or otherwise, that are not incorporated into this Agreement.

15. Capacity and Authority. All parties entering into this Agreement have the capacity and authority to do so, and no third party has any rights which could affect the validity or legality of this Agreement.

16. Terms of Agreement Negotiated. This Agreement has been negotiated and drafted by all parties and their representatives. The parties to this Agreement represent and warrant that they have read and understand this Agreement and have consulted with their respective counsel concerning its legal effect. No rule of construction shall apply to this Agreement construing its provisions in favor of or against any party.

17. Execution in Counterparts/Facsimile. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be deemed to be original signatures.

18. Amendment or Modification. This Agreement may be amended or modified only by a written instrument signed by all parties to this Agreement.

19. Incorporation of Recitals. The recital provisions set forth at the beginning of this Agreement are expressly incorporated into and as terms and conditions of this Agreement.

IN WITNESS WHEREOF, the parties have read and understood the terms and conditions of this Agreement, agree to be bound by all of its provisions, and have executed this Agreement on the date shown by their signatures below.

REX ENERGY OPERATING CORP.

/s/ Julia Leib	By:	/s/ Benjamin W. Hulburt
JULIA LEIB		Benjamin W. Hulburt
President and Chief Executive Officer

Dated: December 16, 2009

Dated: December 17, 2009

PENNTEX RESOURCES ILLINOIS, INC.

/s/ Lisa Thompson	By:	/s/ Benjamin W. Hulburt
LISA THOMPSON		Benjamin W. Hulburt
President and Chief Executive Officer

Dated: December 16, 2009

Dated: December 17, 2009

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